Exhibit 99.1

January 30, 2012

Contact:	Thomas B. Dix III
Senior Vice President, Treasurer
and Corporate Secretary
(757) 217-1000

Hampton Roads Bankshares Announces Fourth Quarter and Full Year Financial Results

●Net loss in the fourth quarter of $21.4 million

●Net interest margin improved to 3.58% in the quarter

●Provision expense in the quarter declined to $14.1 million

●Nonperforming assets declined $40 million in the quarter and $119 million for the year

Norfolk, Virginia  (January 30, 2012):  Hampton Roads Bankshares, Inc. (the “Company”) (Nasdaq:  HMPR), the holding company of Bank of Hampton Roads and Shore Bank, today announced financial results for the fourth quarter and full year of 2011.  The Company reported a net loss available to common shareholders of $21.4 million for the quarter, compared to $34.7 million for the fourth quarter of 2010 and $26.7 million for the third quarter of 2011.  For the full year 2011, the Company reported a net loss available to common shareholders of $98.6 million, compared to $99.2 million for 2010.  The results for 2010 were favorably impacted by the one-time conversion of the Company’s preferred stock into common stock during the third quarter of 2010; the Company reported a net loss of $98.0 million for 2011 compared to a net loss of $210.4 million for 2010.

Net interest income for the fourth quarter of 2011 was $17.5 million, down slightly from the $17.6 million of net interest income in the third quarter of 2011.  Net interest margin increased significantly from 3.19% in the third quarter to 3.58% in the fourth quarter as the Company’s actions to reposition its balance sheet produced higher earning asset yields as well as lower funding costs.  Net interest income in 2011 was $71.5 million compared to $76.0 million in 2010 as declines in interest income from reductions in the size of the Company’s loan portfolio were largely offset by lower funding costs.

Provision for loan losses expense for the fourth quarter of 2011 was $14.1 million, down from $17.7 million in the third quarter and down sharply from the $27.9 million in the fourth quarter of 2010.  Provision for loan losses expense for the full year 2011 was $67.9 million, down significantly from the $211.8 million in 2010.  In addition, the Company reported a decline of $40 million in nonperforming assets during the fourth quarter, marking the fifth straight quarterly decline in the aggregate level of nonperforming assets.

Noninterest income was ($1.1) million during the fourth quarter of 2011 compared to ($0.2) million during the third quarter and $1.8 million in the fourth quarter of 2010.  Noninterest income continued to be impacted by losses and impairments on foreclosed real estate, which totaled $6.5 million in the fourth quarter of 2011, down from $8.8 million in the third quarter of 2011.  Additionally, third quarter 2011 noninterest income benefited from a gain on the sale of the Company’s insurance agency.  Mortgage revenue decreased slightly during the quarter from $2.7 million in the third quarter to $2.4 million in the fourth quarter.  The mortgage business remained profitable during the quarter as a result of the reductions in operating expenses associated with the business.  Noninterest income for the full year 2011 was $4.2 million compared to $18.6 million in 2010, due primarily to the increase in losses and impairments on foreclosed real estate and higher revenues from mortgage banking.

Noninterest expense decreased to $23.4 million during the fourth quarter of 2011, from $24.1 million in the third quarter of 2011 due to lower salary and benefit, occupancy, equipment and data processing costs, partially offset by increases related to the ongoing management and collection of the Company’s portfolio of nonperforming assets.  Noninterest expenses were $26.5 million in the fourth quarter of 2010.  The cost reductions are a direct result of the Company’s continued focus on reducing its expense base through the reduction of headcount, the consolidation and/or sales of selected branches, and through efficiencies gained in its various businesses operations.  In addition, fourth quarter 2011 operating expenses benefited from the sale of the insurance agency during the previous quarter.  Full year noninterest expenses were $103.7 million in 2011 compared to $95.3 million in 2010, with the increase coming from additional FDIC insurance expense earlier in the year and an increase in the costs associated with managing the nonperforming assets.

“During the quarter we made tremendous progress in reducing our portfolio of problem assets and bringing down our operating costs” said Stephen P. Theobald, Executive Vice President and Chief Financial Officer.  “While those efforts remain in progress we now are turning our attention to growing our customer base and getting back to the business of community banking.”

As of December 31, 2011, total assets were $2.17 billion, down from $2.44 billion at September 30, 2011.  During the quarter, loans outstanding declined from $1.63 billion to $1.50 billion as a result of limited origination activity, resolutions of problem loans and charge-offs.  Total deposits declined during the quarter to $1.80 billion from $2.04 billion at September 30, 2011 as the Company continued to reduce its non-core and wholesale funding sources.  Also, as previously announced, two branches and their related deposits were sold during the fourth quarter of 2011, resulting in a reduction of approximately $101 million in deposits.  Total assets, loans and deposits at December 31, 2010 were $2.90 billion, $1.96 billion and $2.42 billion, respectively.

During the quarter, nonperforming assets declined to $196.9 million from $236.9 million at September 30, 2011 and from $315.4 million at December 31, 2010.  Nonperforming assets represented 9.08%, 9.72% and 10.88% of total assets at December 31, 2011,September 30, 2011, and December 31, 2010, respectively.

At December 31, 2011, the Company exceeded all of the regulatory capital minimums.  Bank of Hampton Roads was “well capitalized” with respect to its Tier 1 and leverage ratios and “adequately capitalized” with respect to its total risk based capital ratio.  Each of Shore Bank’s capital ratios remained above the “well capitalized” threshold at December 31, 2011 as Shore continued to operate profitably in the quarter.

Caution About Forward-Looking Statements.

Certain statements made herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about reducing problem assets, bringing down operating costs and growing the Company’s customer base.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance the Company will be able to exit its problem assets or return to profitability or that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, those factors addressed in the Company’s most recent prospectus supplement filed with the SEC on June 15, 2011 and other filings made with the SEC.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates 39 banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through seven banking offices and a recently opened loan production office in West Ocean City, Maryland. Through various affiliates, the Banks also offer mortgage banking services and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPR.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.

Use of Non-GAAP Financial Measures

This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding our results of operations or financial position.  Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in the Form 8-K filed related to this release.  The Form 8-K can be found on the SEC’s EDGAR website at www.sec.gov or our website at www.hamptonroadsbanksharesinc.com.

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)
	Year ended
Operating Results	December 31, 2011	December 31, 2010

Interest income	$100,791	$122,199
Interest expense	29,324	46,240
Net interest income	71,467	75,959
Provision for loan losses	67,850	211,800
Noninterest income	4,210	18,638
Noninterest expense	103,676	95,332
Income tax expense (benefit)	2,153	(2,179)
Net loss	(98,002)	(210,356)
Noncontrolling Interest	612	983
Preferred stock dividend, accretion of discount, and conversion of preferred stock to common stock	-	(112,114)
Net loss available to common shareholders	(98,614)	(99,225)

Per Share Data

Loss per share:
Basic	$(2.90)	$(12.85)
Diluted	(2.90)	(12.85)
Common dividends declared	-	-
Book value per common share	3.29	5.71
Book value per common share - tangible	3.18	5.39

Balance Sheet at Period-End

Total assets	$2,166,860	$2,900,156
Gross loans	1,504,733	1,958,767
Allowance for loan losses	74,947	157,253
Total investment securities	304,527	358,600
Intangible assets	3,751	10,858
Total deposits	1,798,034	2,420,161
Total borrowings	236,558	263,206
Shareholders' equity	113,668	190,795

Shareholders' equity - tangible	109,917	179,937
Common shareholders' equity	113,668	190,795
Common shareholders' equity - tangible	109,917	179,937

Daily Averages

Total assets	$2,557,877	$2,981,402
Gross loans	1,756,381	2,267,158
Total investment securities	337,239	217,379
Intangible assets	8,137	11,875
Total deposits	2,128,648	2,549,969
Total borrowings	249,156	272,517
Shareholders' equity	157,408	135,472
Shareholders' equity - tangible	149,271	123,597
Common shareholders' equity	157,408	135,472
Common shareholders' equity - tangible	149,271	123,597
Interest-earning assets	2,209,541	2,615,580
Interest-bearing liabilities	2,145,338	2,579,954

Financial Ratios	December 31, 2011	December 31, 2010

Return on average assets	-3.86%	-3.33%
Return on average common equity	-62.65%	-156.00%
Return on average common equity - tangible	-66.06%	-170.99%
Net interest margin	3.23%	2.90%
Efficiency ratio	142.13%	101.28%
Tangible common equity to tangible assets	5.08%	6.23%

Allowance for Loan Losses

Beginning balance	$157,253	$132,697
Provision for losses	67,850	211,800
Charge-offs	(156,590)	(193,426)
Recoveries	6,434	6,182
Ending balance	74,947	157,253

Nonperforming Assets at Period-End

Nonaccrual loans - ASC 310-30 (1)	$6,084	$19,431
Nonaccrual loans - all other	127,077	236,561
Total nonaccrual loans	133,161	255,992
Loans 90 days past due and still accruing interest	84	-
Repossessed assets	63,614	59,423
Total nonperforming assets	196,859	315,415

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-8.55%	-8.26%
Nonperforming loans to total loans	8.86%	13.07%
Nonperforming assets to total assets	9.08%	10.88%
Allowance for loan losses to total loans	4.98%	8.03%

Composition of Loan Portfolio at Period-End	December 31, 2011	December 31, 2010

Commercial	$256,057	$304,550
Construction	284,985	475,284
Real-estate commercial	522,052	658,969
Real-estate residential	414,956	487,559
Installment	26,525	32,708
Deferred loan fees and related costs	158	(303)
Total loans	1,504,733	1,958,767

(1) Represents acquired loans which were recorded at their
estimated present values at the acquisition date, in accordance with ASC 310-30

Hampton Roads Bankshares, Inc.
Financial Highlights
Unaudited
(in thousands, except per share data)

Operating Results	Q4 2011	Q3 2011	Q4 2010

Interest income	$22,875	$24,449	$28,583
Interest expense	5,420	6,897	10,197
Net interest income	17,455	17,552	18,386
Provision for loan losses	14,117	17,679	27,865
Noninterest income	(1,127)	(171)	1,751
Noninterest expense	23,393	24,086	26,518
Income tax expense	-	2,110	40
Net loss	(21,182)	(26,494)	(34,286)
Noncontrolling Interest	230	247	400
Net loss available to common shareholders	(21,412)	(26,741)	(34,686)

Per Share Data

Loss per share:
Basic	$(0.62)	$(0.77)	$(1.25)
Diluted	(0.62)	(0.77)	(1.25)
Common dividends declared	-	-	-
Book value per common share	3.29	3.93	5.71
Book value per common share - tangible	3.18	3.81	5.39

Balance Sheet at Period-End

Total assets	$2,166,860	$2,438,691	$2,900,156
Gross loans	1,504,733	1,625,107	1,958,767
Allowance for loan losses	74,947	83,036	157,253
Total investment securities	304,527	300,271	358,600
Intangible assets	3,751	4,130	10,858
Total deposits	1,798,034	2,044,395	2,420,161
Total borrowings	236,558	236,529	263,206
Shareholders' equity	113,668	135,670	190,795
Shareholders' equity - tangible	109,917	131,540	179,937
Common shareholders' equity	113,668	135,670	190,795
Common shareholders' equity - tangible	109,917	131,540	179,937

Daily Averages

Total assets	$2,270,707	$2,531,650	$2,979,823
Gross loans	1,625,343	1,691,139	2,079,038
Total investment securities	306,454	311,067	260,109
Intangible assets	3,955	7,884	11,115
Total deposits	1,880,808	2,108,225	2,519,922
Total borrowings	236,541	242,241	265,668
Shareholders' equity	131,991	157,844	166,313
Shareholders' equity - tangible	128,036	149,960	155,198
Common shareholders' equity	131,991	157,844	166,313
Common shareholders' equity - tangible	128,036	149,960	155,198
Interest-earning assets	1,934,073	2,184,958	2,621,497
Interest-bearing liabilities	1,878,916	2,112,414	2,549,412

Financial Ratios	Q4 2011	Q3 2011	Q4 2010

Return on average assets	-3.74%	-4.19%	-4.62%
Return on average common equity	-64.36%	-67.21%	-82.74%
Return on average common equity - tangible	-66.35%	-70.75%	-88.67%
Net interest margin	3.58%	3.19%	2.78%
Efficiency ratio	143.86%	161.56%	131.69%
Tangible common equity to tangible assets	5.08%	5.40%	6.23%

Nonperforming Assets at Period-End

Nonaccrual loans - ASC 310-30 (1)	$6,084	$7,736	$19,431
Nonaccrual loans - all other	127,077	156,080	236,561
Total nonaccrual loans	133,161	163,816	255,992
Loans 90 days past due and still accruing interest	84	6,000	-
Repossessed assets	63,614	67,107	59,423
Total nonperforming assets	196,859	236,923	315,415

Asset Quality Ratios

Annualized net (chargeoffs) recoveries to average loans	-5.42%	-6.86%	-6.46%
Nonperforming loans to total loans	8.86%	10.45%	13.07%
Nonperforming assets to total assets	9.08%	9.72%	10.88%
Allowance for loan losses to total loans	4.98%	5.11%	8.03%

(1) Represents acquired loans which were recorded at their
estimated present values at the acquisition date, in accordance with ASC 310-30